Exhibit I

TRANSFER AGREEMENT

REGARDING THE AMENDED AND RESTATED CARVE OUT AGREEMENTS

WITH [BENEFICIARY]

by and between

(1)	Prof. Dr. Melvyn Little, Immenseeweg 17, 25826 St. Peter-Ording, Germany

(2)	Deutsches Krebsforschungszentrum, Im Neuenheimer Feld 280, 69120 Heidelberg, Germany

- hereinafter referred to as “DKFZ” -

(3)	AGUTH Holding GmbH, Schloß-Wolfsbrunnenweg 33, 69118 Heidelberg, Germany

- hereinafter referred to as “AGUTH” -

(4)	KfW, Ludwig-Erhard-Platz 1-3, 53179 Bonn, Germany

- hereinafter referred to as “KfW” -

(5)	tbg Technologie-Beteiligungs-Gesellschaft mbH, Ludwig-Erhard-Platz 1-3, 53179 Bonn, Germany

- hereinafter referred to as “tbg” -

(6)	SGR Sagittarius Holding AG, Brügglistrasse 2, 8852 Altendorf, Switzerland

- hereinafter referred to as “SGR” -

(7)	BioMed Invest I Ltd., Suite 7, Provident House, Havilland Street, St. Peter Port, Guernsey, GY1 2QE, Channel Islands

- hereinafter referred to as “BMI” -

(8)	OrbiMed Associates III, LP, 601 Lexington Avenue, 54th Floor, New York, NY 10022, USA

- hereinafter referred to as “OrbiMed Associates” -

(9)	OrbiMed Private Investments III, LP, 601 Lexington Avenue, 54th Floor, New York, NY 10022, USA

- hereinafter referred to as “OrbiMed Private Investments” -

(10)	LSP III Omni Investment Coöperatief U.A., Johannes Vermeerplein 9, 1071 DV Amsterdam, The Netherlands

- hereinafter referred to as “LSP” -

(11)	Novo Nordisk A/S, Novo Allé, 2880 Bagsværd, Denmark

- hereinafter referred to as “Novo Nordisk” -

(12)	Böhret Sehmsdorf Trust GmbH, Maxstr. 8, 01067 Dresden, registered with the commercial register of Amtsgericht Dresden under HRB 38233

- hereinafter referred to as the “Trust GmbH” -

and

(13)	[ ]

- hereinafter referred to as “Beneficiary” -

.

The parties named under nos. (1) to (11) above are hereinafter also collectively referred to as the “Shareholders” and each individually as a “Shareholder”. The parties named under nos. (1) to (13) above are hereinafter also collectively referred to as the “Parties” and each individually as a “Party”.

PREAMBLE

(A)

The Shareholders are shareholders of Affimed N.V., Im Neuenheimer Feld 582, 69120 Heidelberg, Germany (hereinafter also referred to as the “Company”), and the Company in turn is the sole shareholder of Affimed GmbH, Heidelberg, Germany (hereinafter referred to as “Affimed GmbH”) which came into existence as a result of the conversion (formwechselnde Umwandlung) of the former Affimed Therapeutics AG, Heidelberg, Germany (hereinafter also referred to as the “Affimed AG”).

(B)

The Shareholders, Affimed GmbH and the Beneficiary had been parties to that certain “Carve Out Agreement” dated 1 September 2014 (hereinafter referred to as the “Original Carve Out Agreement”), which had been entered prior to the closing of the IPO of the Company on the Nasdaq Global Market and the reorganization of Affimed AG undertaken in connection therewith resulting in a transfer of all shares in Affimed AG to the Company, and by which the Shareholders had granted the Beneficiary a participation in their proceeds of an exit of their participation in Affimed AG or a holding company by way of trade sale, asset deal, merger, reverse take-over or IPO.

(C)

As a consequence of the closing of the IPO of the Company on the Nasdaq Global Market on 17 September 2014, the Beneficiary became entitled to a payment claim against the Shareholders pursuant to the terms of the Original Carve Out Agreement.

(D)

In February 2015, each of the Shareholders entered into an individual “amended and restated carve out agreement” with the Beneficiary by which each of the Shareholders and the Beneficiary agreed to terminate the Original Carve Out Agreement for the future and to replace it with such individual “amended and restated carve out agreement”. The individual “amended and restated carve out agreements” are all listed in Schedule (D) (the agreements listed therein hereinafter collectively referred to as the “Amended and Restated Carve Out Agreements” and each an “Amended and Restated Carve Out Agreement”).

(E)

Under the terms of the Amended and Restated Carve Out Agreements, the respective Shareholder has authorized the Company to deposit in trust with Böhret Sehmsdorf GmbH, Maxstraße 8, 01067 Dresden, Germany, (hereinafter referred to as the “Trustee”) the Trust Shares (as defined in the Amended and Restated Carve Out Agreements) for the purposes of the Trustee selling a certain fraction of the Trust Shares and forwarding the sales proceeds to the relevant tax and other authorities and/or to the Beneficiary, as applicable, and to instruct the Company to transfer on its books the remaining number of Trust Shares to the name of the Beneficiary, in each case in full discharge of the obligations of the respective Shareholder under the respective Amended and Restated Carve Out Agreement.

(F)

To this end, each Shareholder has entered into a “trust agreement” with the Trustee. The “trust agreements” all Shareholders have entered into (hereinafter collectively: the “Trust Agreements” and each a “Trust Agreement”) are listed comprehensively in Schedule (F).

(G)

In order to facilitate such administration as well as the settlement of claims under the Amended and Restated Carve Out Agreement, the Parties have agreed to transfer each of the Amended and Restated Carve Out Agreements from the respective Shareholders to the Trust GmbH.

NOW, THEREFORE, the Parties hereby enter into this “Transfer Agreement regarding the Amended and Restated Carve Out Agreements with [Beneficiary]” (hereinafter referred to as “this Agreement”):

1.	DEFINITIONS

Capitalized terms used but not defined in this Agreement shall have the meanings assigned to such terms in the Amended and Restated Carve Out Agreements.

2.	TRANSFER OF THE AMENDED AND RESTATED CARVE OUT AGREEMENTS, FURTHER AMENDMENTS

2.1

Each of the Shareholders hereby transfers, and the Trust GmbH hereby assumes with debt-discharging effect (im Wege der befreienden Schuldübernahme) for each of the Shareholders, the respective Shareholders’ legal position under the respective Amended and Restated Carve Out Agreement and any and all rights and obligations of the respective Shareholder under each of the Amended and Restated Carve Out Agreements.

2.2

As a precaution, the Trust GmbH hereby accedes to each of the Amended and Restated Carve Out Agreements and to the respective Shareholder’s obligations thereunder as additional debtor (im Wege des Schuldbeitritts) on the side of the respective Shareholder.

2.3

The Beneficiary hereby consents to the transfer of each Shareholder’s obligations under the respective Amended and Restated Carve Out Agreement. As a matter of precaution the Beneficiary herewith waives any claims he may have against a Shareholder under or in connection with any of the Amended and Restated Carve Out Agreements.

2.4

The Parties hereby agree, that the Trust GmbH will not take part in any shareholder’s meetings of the Company and - with the exception of preemptive stock option rights with no financial obligations to the shareholder - will not exercise any voting rights pertaining to the Trust Shares or give any instructions to the Trustee to exercise such rights unless necessary to fulfil its obligations under this Agreement or the respective Amended and Restated Carve Out Agreement or Trust Agreement (listed in Schedule D and Schedule E).

2.5

Furthermore, the Parties agree by way of a genuine agreement in favour of third parties (echter Vertrag zugunsten Dritter), that the Trustee shall only be obliged to accept and consider any changes to the selling instructions as stipulated under Exhibit A of the Amended and Restated Carve Out Agreement provided such a selling instruction is equipped with a copy of a legal opinion of DAVIS POLK & WARDWELL LLP to AMERICAN STOCK TRUSTEE (AST) ( AST being the Transfer Agent as the regulatory body in the U.S.) that such planned transaction complies with all applicable U.S. legal requirements as mentioned in Section 1.2 of the Amended and Restated Carve Out Agreement.

2.6

The transfer of the Amended and Restated Carve Out Agreements as set forth in Section 2.1, the accession as additional debtor under the Amended and Restated Carve Out Agreements as set forth in Section 2.2, the waiver pursuant to Section 2.3, the non-exercise of any voting rights pursuant to Section 2.4 and the obligation to provide a binding legal opinion in case of any changes to Beneficiary’s selling instruction pursuant to Section 1.2 of the Amended and Restated Carve Out Agreement shall be subject to the condition precedent that all Shareholders and the Trust GmbH have entered with the Trustee into a separate agreement under which they have transferred the respective Trust Agreements and any and all rights and obligations thereunder to the Trust GmbH.

3.	LIMITATION OF THE TRUST GMBH’S LIABILITY; INDEMNIFICATION OF THE TRUST GMBH

3.1

The Parties agree that the Trust GmbH’s liability vis-à-vis the Beneficiary under each of the Amended and Restated Carve Out Agreements, as transferred and amended pursuant to this Agreement, shall be, to the extent legally permissible, limited to the Trust Shares (or the value of the Trust Shares realized in accordance with the provisions of the Amended and Restated Carve Out Agreements).

3.2

Each of the Shareholders hereby undertakes to indemnify and hold harmless the Trust GmbH from and against any financial obligations of the Trust GmbH under the respective Amended and Restated Carve Out Agreement which cannot be fulfilled from the realization of the value of the Trust Shares in accordance with the provisions of the respective Amended and Restated Carve Out Agreement. This expressly includes any remuneration of third party costs or fees for domestic or foreign legal and tax advice in connection with the due fulfilment of this Agreement.

4.	FINAL PROVISIONS

4.1

This Agreement shall become legally binding and effective as soon as it has been signed by all Parties (not necessarily on the same page) and the Trust GmbH has received the originals of the signed signature pages of all Parties. The Parties agree that the signing of the signature page to this Agreement and the delivery of the originals of the signed signature pages to the Trust GmbH shall be sufficient for purposes of entering into this Agreement, and each of the Parties other than the Trust GmbH waives the requirement of receipt of the respective signed signature pages of the other Parties pursuant to § 151 sentence 1 BGB. The Trust GmbH shall provide each Party with a pdf copy of all signed signature pages.

4.2

Any amendments and additions to this Agreement must be made in writing in order to be effective, to the extent that notarization is not required by applicable law. This shall also apply to a waiver of the written form requirement.

4.3

Each of the Parties shall bear its own costs, including fees and expenses, incurred in connection with the preparation, negotiation, execution and consummation of this Agreement or the transactions contemplated herein.

4.4

Should one or more provisions of this Agreement be or become invalid or unenforceable, this shall not affect the validity and enforceability of the remaining provisions of this Agreement. The same shall apply if the Agreement does not contain an essential provision. In place of the invalid or unenforceable provision, or to fill a contractual lacuna, such valid and enforceable provision shall apply which reflects as closely as possible the commercial intention of the Parties as regards the invalid, unenforceable or missing provision.

4.5

This Agreement shall be governed by the laws of the Federal Republic of Germany without regard to the conflicts of laws provisions thereof. To the extent that such an agreement is legally valid, the courts competent for Heidelberg, Germany shall have exclusive jurisdiction over this Agreement.

_________________, ________________ Place, Date	(Prof. Dr. Melvyn Little)
_________________, ________________ Place, Date	(Deutsches Krebsforschungszentrum)
_________________, ________________ Place, Date	(AGUTH Holding GmbH)
_________________, ________________ Place, Date	(KfW)
_________________, ________________ Place, Date	(tbg Technologie-Beteiligungs-Gesellschaft mbH)
_________________, ________________ Place, Date	(SGR Sagittarius Holding AG)
_________________, ________________ Place, Date	(BioMed Invest I Ltd.)
_________________, ________________ Place, Date	(OrbiMed Associates III, LP)

_________________, ________________ Place, Date	(OrbiMed Private Investments III, LP)
_________________, ________________ Place, Date	(LSP III Omni Investment Coöperatief U.A.)
_________________, ________________ Place, Date	(Novo Nordisk A/S)
_________________, ________________ Place, Date	(Böhret Sehmsdorf Trust GmbH)
_________________, ________________ Place, Date	([Beneficiary])

Schedule (D)

Amended and Restated Carve Out Agreements

Shareholder which/who is party to the respective Amended and Restated Carve Out Agreement	Date of the respective Amended and Restated Carve Out Agreement
Prof. Dr. Melvyn Little	12.2.2015
DKFZ	12.2.2015
AGUTH	12.2.2015
KfW	12.2.2015
tbg	12.2.2015
SGR	13.2.2015
BMI	12.2.2015
OrbiMed Associates	17.2.2015
OrbiMed Private Investments	17.2.2015
LSP	12.2.2015
Novo Nordisk	16.2.2015

Schedule (F)

Trust Agreements

Shareholder which/who is party to the respective Trust Agreement	Date of the respective Trust Agreement
Prof. Dr. Melvyn Little	16.2.2015
DKFZ	16.2.2015
AGUTH	16.2.2015
KfW	16.2.2015
tbg	16.2.2015
SGR	16.2.2015
BMI	16.2.2015
OrbiMed Associates	17.2.2015
OrbiMed Private Investments	17.2.2015
LSP	16.2.2015
Novo Nordisk	16.2.2015